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                     SEVERANCE AGREEMENT AND GENERAL RELEASE


         This SEVERANCE AGREEMENT AND GENERAL RELEASE (the "Agreement") is made and entered into on this 21st day of January, 2000, by and between PARADIGM MEDICAL INDUSTRIES, INC. ("PARADIGM") and MICHAEL W. STELZER ("STELZER").

                                    RECITALS:

         WHEREAS, STELZER has been employed by, and has served as an officer of PARADIGM; and

         WHEREAS, the parties mutually desire to end this relationship effective January 21, 2000, and now desire to resolve all issues amicably on the terms set forth below; and

         WHEREAS, STELZER has served as a Director of PARADIGM and desires to resign from its Board of Directors.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations herein contained, the parties agree as follows:

1. Stelzer Resignation. STELZER shall provide PARADIGM with a letter of resignation in the form attached hereto as Exhibit "A".

2. Severance Benefits. STELZER will receive 20,000 shares of restricted common stock of PARADIGM (the "Shares") within seven business days of the date of this Agreement. PARADIGM shall register the Shares within 90 days after such date. If for any reason the Shares are not so registered, STELZER at his option may exchange the Shares for shares of common stock that have been registered in the January 6, 2000 Prospectus. STELZER will enter into a lock up agreement with PARADIGM in which he will agree not to sell the Shares for a period of 90 days following the date of this Agreement. With respect to the PARADIGM stock options STELZER presently holds, he may exercise such options at any time between the date of this Agreement and 18 months following such date. PARADIGM will continue to pay STELZER his base salary through April 21, 2000. STELZER's 401(k) benefits that would have accrued as of the date of this Agreement will be deemed vested. The Board of Directors of PARADIGM shall provide STELZER with a letter of reference in the form attached hereto as Exhibit "B".

3. Cooperation in Transition. STELZER will provide all passwords, codes, information, documents, tangible items or other materials arising from or relating to his employment with or affiliation with PARADIGM and he will make himself reasonably available for consultation, training and other services needed in making a successful transition of his former responsibilities to his successor(s).



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                                        3

4. Mutual Release. In consideration of the benefits provided in this Agreement, the parties release, hold harmless and forever discharge each other, any and all other subsidiary or affiliate companies, their successors, assigns, transferees, past or present officers, employees, directors, representatives, agents, partners, owners and shareholders, of and from any and all actions, claims, causes of action, suits, compensation, wages, benefits, debts, contracts, controversies, agreements, promises, rights, damages or demands which they have, may have or ever will have, whether known or unknown, suspected or unsuspected, ;including but not limited to any claim under state or federal statutory or common law, any claim arising out of or in connection with STELZER's employment or affiliation with PARADIGM or the termination thereof, and any claim based on an express or implied contract including but not limited to STELZER's Employment Agreement dated September 14, 1998 and his Change of Control Termination Agreement dated September 14, 1998.

       The parties expressly waive the benefits of any rule or law that provides, in sum or substance, that a release does not extend to claims which the party does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected this settlement with the other party. The parties understand and acknowledge that all such claims are hereby waived and released.

5. Release of Age Discrimination Claims. STELZER acknowledges and understands that he is releasing any and all claims or causes of action he has or may have under state and federal law concerning age discrimination, including but not limited to, the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq. He further acknowledges that he has been advised that this release does not apply to any age-based rights or claims arising after the date of this Agreement, that he should seek the advice of his own independent attorney, that he has been given 21 days in which to review and consider this Agreement and that he has been advised that he has an additional 7 days after he signs this Agreement to change his mind and rescind this Section (5) and release of age discrimination claims without any penalty to himself. This Section (5) of the Agreement will not become effective or enforceable until after this 7 day period has expired. The parties agree that one month of the salary continuation provided in Section (2) above is allocated to STELZER's release of age-based claims. In the event STELZER exercises his right of rescission of this Section (5), the salary continuation will end on March 21, 2000. All other provisions of this Agreement will remain in full force and effect.

6. Confidentiality, Inventions and Non-Compete Agreement. STELZER agrees that the Confidentiality, Inventions and Non-Compete provisions (Sections 6-9) of his Employment Agreement dated September 14, 1998 remain in full force according to their terms and he agrees to abide by and comply with these provisions.

7. Confidentiality and Non-Assistance in Claims. STELZER agrees that he will keep strictly confidential all information pertaining to the negotiations, conditions and terms of this Agreement and will not directly or indirectly publicize or disclose them in writing or orally, and whether by himself or any agent, representative or other person. Notwithstanding the foregoing, he may discuss this Agreement with his attorneys, accountants or members of his immediate family provided he obtains their agreement to keep its terms confidential and he remains responsible for any disclosure they may make.



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       STELZER also agrees that he will not encourage, recommend, participate in or voluntarily assist in any legal or administrative claim against PARADIGM or its employees, directors, officers, representatives or affiliated companies and will not attempt to harm their reputations or speak or write about them in a disparaging manner. Notwithstanding the foregoing, STELZER may testify or disclose information if subpoenaed, required by law or in the course of an official agency investigation.

       PARADIGM will not attempt to harm STELZER's reputation or speak or write about him in a disparaging manner.

8. No admission of Liability. By entering into this Agreement, PARADIGM does not in any way admit or acknowledge liability for any allegation or claim by STELZER and it specifically denies any such liability. The parties agree that nothing contained in this Agreement shall be treated or construed as a admission of liability or wrongdoing of any kind by PARADIGM, its predecessors, successors, affiliates, agents, officers, directors, representatives and employees.

9. Ownership of Claims and No Liens. STELZER represents that he ha not transferred, assigned or encumbered any claim or portion thereof against PARADIGM, its officers, directors, employees or agents. STELZER further represents and warrants that there are no liens against the severance benefits provided under this Agreement.

10. Disputes. In the event any dispute arises between the parties which in any way relates to this Agreement, and which dispute cannot be resolved amicably, the parties agree that such dispute shall be resolved in Salt Lake city, Utah through binding arbitration in accordance with the rules and procedures of the American Arbitration Association., Further, the substantially prevailing party shall receive reasonable attorney's fees and costs.

11. Severability. In the event any part of this Agreement is determined to be void or unenforceable, the parties agree that the remainder of the Agreement may be enforced to the fullest extent permitted by law.

12. Complete Agreement. This Agreement sets forth the terms and conditions of an amicable resolution in full accord and satisfaction of all issues, claims or controversies between STELZER and PARADIGM. This Agreement sets forth the complete agreement between the parties. No other promises, commitments or representations have been made or relied on by the parties, and no other consideration is due between the parties.

       In witness whereof, the parties acknowledge, by their signatures below, that they have read and understand the terms of this Agreement and are freely and voluntarily entering into it.

       MICHAEL W. STELZER                            PARADIGM MEDICAL
                                                     INDUSTRIES, INC.



 /s/ Michael W. Stelzer                     By: /s/ Thomas F. Motter
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Date signed: January 28, 1999               Its:       CFO
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